Exhibit 99.1

For Immediate Release April 28, 2009
Contact: Mark Garwood President / CEO Tamalpais Bancorp 415-526-6400

Tamalpais Bancorp Reports First Quarter Results

Revenue Increases, Interest Margin Widens

Increases to Loan Loss Provision and Allowance for Loan Losses

San Rafael, CA, April 28, 2009 — Tamalpais Bancorp (the “Company”) (NASDAQ:TAMB), the holding company for Tamalpais Bank and Tamalpais Wealth Advisors, today reported a net loss for the first quarter of 2009 of $42,000 and a quarterly diluted loss per share (EPS) of ($0.01). This compares to net income of $1,227,000 and EPS of $0.32 in the first quarter of 2008. On a sequential quarter basis, the net loss for the first quarter of 2009 compares to net income of $850,000 and EPS of $0.22 for the fourth quarter of 2008.

The loan loss provision in first quarter of 2009 was $3.38 million, as compared to $0.35 million in first quarter of 2008 and $1.59 million in the fourth quarter of 2008. The allowance for loan losses as a percent of total assets was increased to 1.87% as of March 31, 2009, up from 1.05% as of March 31, 2008 and 1.37% as of December 31, 2008.

“We took a conservative approach by increasing the allowance for loan losses at a faster rate than the increase in nonperforming assets,” said Mark Garwood, President/CEO.” We strengthened reserves in the quarter and proactively wrote-down specific assets to reflect current fair market values in this recessionary economy.”

Tamalpais Bancorp
Press Release
April 28, 2009

“Although we added a substantial amount to our allowance for loan losses we produced record revenue through a widening net interest margin and increased noninterest income from the prior quarter,” said Garwood. “Our efficiency ratio also improved on both year-over-year and sequential basis. While the holding company’s earnings were slightly negative, Tamalpais Bank remained profitable, generating a net income of $239,000 and remained ‘well capitalized’, the highest capital rating available. We were able to increase our allowance for loan losses by $3.0 million in a nearly break-even quarter, demonstrating the financial strength to withstand the current economic environment by virtue of our on-balance sheet reserves and strong revenue stream.”

First Quarter Highlights:

•	Net interest margin widened to 3.81%, up from 3.71% in both the same quarter last year and in the preceding quarter.
•	The efficiency ratio improved to 56.2%, down from 63.4% in the same quarter last year and 58.1% in the preceding quarter.
•

Balance sheet growth was moderated to strengthen capital ratios and improve the funding mix. In the quarter total assets decreased 0.7%, net loans decreased 0.9%, and FHLB borrowings decreased 4.4% while deposits increased 0.8%.

•	Noninterest-bearing checking accounts increased 4.1% to $34.6 million.
•	Net loan charge-offs were $0.41 million in the quarter, or just 12.1% of the quarterly loan loss provision.
•	Tamalpais Bank increased its Total Risk Based Capital Ratio from 10.46% to 10.47%
•	Tamalpais Wealth Advisors’ assets under management increased to $374.7 million, up from $282.8 million in the preceding quarter due to increases in the institutional fixed income portfolio.

“We have embarked upon several strategic initiatives over the last two quarters to strengthen our financial position, reduce credit and funding risk, and lower our cost of funds,” said Garwood. “In the first quarter we eliminated wholesale commercial and multifamily lending through mortgage brokers, closed our loan production office in Santa Rosa, CA, and eliminated SBA lending outside our Bay Area footprint. This will allow us to focus solely on in-market customers with whom we can develop a complete banking relationship. It also allows us to significantly reduce the level of wholesale funding, as loan portfolio growth will be limited to customers with whom we have a deposit relationship, including low cost transaction and checking accounts. We believe this strategy will increase franchise value and strengthen our balance sheet.

Tamalpais Bancorp
Press Release
April 28, 2009

“We also added experience and depth to our credit administration team. In the fourth quarter of last year we hired a Chief Credit Officer with extensive in-market commercial lending experience and in the first quarter added managers with specific experience in portfolio management and loan administration. We have also conducted independent third party reviews of the loan portfolio. All of these efforts enable us to continue to be proactive in monitoring credit quality now and in the future.”

Net Interest Income and Margin:

Net interest income in the first quarter of $6.46 million was the highest in the Company’s history, increasing 27.3% over the same quarter last year and 4.2% over the preceding quarter. The increased income was attributable to both an increased level of earning assets over prior periods and the beneficial effects of the decrease in short-term interest rates. The cost of deposits decreased faster than loan yields in the quarter due to floors and initial fixed rates on a majority of the Bank’s loan portfolio. As such, the Company’s interest margin benefits in periods of decreasing interest rates.

The interest margin also benefitted from an improved funding mix, widening to 3.81% in the first quarter, up from 3.71% in the same quarter last year and the preceding quarter. Noninterest deposits increased to 7.46% of deposits at quarter-end, up from 6.13% in the same period last year. Transaction accounts increased to 47.9% of deposits up from 45.1% in the same period last year. FHLB borrowings decreased 4.4% in the first quarter, and ended the quarter at 25.1% of assets, flat from the same period last year and down from 26.0% at the preceding quarter end.

The increase in net interest income was partially offset by the increase in nonperforming assets and by the lack of a dividend on Federal Home Loan Bank restricted stock. Nonperforming assets decreased net interest income by $417,000 in the first quarter as compared to a reduction in net interest income of $401,000 in preceding quarter and $7,000 in the same quarter last year. The Company recognized no income on Federal Home Loan Bank restricted stock in the first quarter of 2009 as compared to a loss of $33,000 in the preceding quarter due to an accrual reversal and to $93,000 in the same quarter last year.

Tamalpais Bancorp
Press Release
April 28, 2009

“We are focusing on lowering our cost of funds and improving our core funding mix by generating low cost deposits though our Marin County based team of business banking professionals,” said Garwood. “Our full slate of business banking and cash management products, coupled with the outstanding business development team we have in place, have allowed us to increase our market share among small businesses. Our FHLB borrowings are used to hedge interest rate risk in our loan and investment portfolios and mature evenly on a monthly basis. We expect deposits generated through our business banking efforts and through consumers in our retail branches to replace FHLB borrowings and other wholesale funding sources throughout the remainder of the year and into the future.”

Noninterest Income and Noninterest Expense:

Noninterest income in the first quarter was $555,000, a 16.5% decrease from the same period last year and a 6.1% increase from the preceding quarter. Noninterest income included a $62,000 gain on sale of one real estate owned property. The Company did not sell any loans in the first quarter of 2009 and therefore did not recognize a gain on sale of loans, compared to a gain on sale of $166,000 in the first quarter of 2008.

Total noninterest expense in the first quarter of 2009 was $3,940,000, an 8.4% increase compared to the same period in 2008 and a 0.9% increase from the preceding quarter.

“In the first quarter of 2009 the Company launched another key initiative to control overhead by managing personnel costs, professional services, marketing, and data processing expenses,” said Garwood. “In addition, no incentive bonuses were accrued in the first quarter. The initiatives launched in the first quarter are expected to result in decreased operating expenses in subsequent quarters, although this decrease will be offset by the substantial upcoming industry-wide FDIC assessment in the second quarter.”

Tamalpais Bancorp
Press Release
April 28, 2009

Income Tax Provision:

Income tax provision for the first quarter of 2009 amounted to a recovery of $271,000, as compared to expenses of $526,000 in the same period last year and $372,000 in the preceding quarter. The Company receives tax credits for its investment in affordable housing funds and records deductions for investment in municipal bonds, income from bank owned life insurance, and lending in Enterprise Zones. These deductions and credits render the marginal tax rate less meaningful in periods where income is break-even or slightly negative.

Balance Sheet:

The total assets of the Company were $698.7 million as of March 31, 2009, down 0.7% from December 31, 2008 and up 16.1% from March 31, 2008. For the period ended March 31, 2009:

•	net loans increased 16.5% from the prior year and decreased 0.9% from the preceding quarter;
•	deposits increased 17.2% from the prior year and 0.8% from the preceding quarter;
•	Noninterest-bearing deposits increased 42.7% from the prior year and 4.1% from the preceding quarter;
•	Investments increased 24.3% from the prior year and decreased 0.4% from the preceding quarter;
•	Stockholders’ equity increased 8.8% from the prior year and decreased 0.1% from the preceding quarter.

Asset Quality:

Non-performing assets as a percentage of total assets were 3.03%, 2.44%, and 0.17% at March 31, 2009, December 31, 2008, and March 31, 2008, respectively. Net loan charge-offs were $411,000 in the first quarter of 2009 as compared to net charge offs of zero in the same period last year and a net recovery of $24,000 in the prior quarter. For the quarter, the provision for loan losses was $3.38 million, up 880.6% from the first quarter of 2008 and 112.3% from the preceding quarter.

Tamalpais Bancorp
Press Release
April 28, 2009

The allowance for loan losses increased to 1.87% of gross loans as of March 31, 2009, up from 1.37% as of December 31, 2008 and 1.05% as of March 31, 2008. The increased loan loss provision was a result of the current economic environment and the ongoing efforts to monitor and control credit risk.

The Company had 29 nonperforming loans at March 31, 2009 totaling $18.3 million and one foreclosed property owned with a balance of $2.9 million. Included in the nonperforming loans are the following three loans that exceed $1.0 million each:

•

A $5.4 million commercial term loan secured by real estate in San Francisco. Based on an analysis conducted in the first quarter of 2009 an impairment of $659,000 specific to this loan has been recorded in the allowance for loan losses.

•	A $2.1 million land/construction loan in Monterey County. There is no impairment specific to this loan.
•	A $1.1 million SBA 504 first deed of trust loan secured by commercial real estate in Napa County. There is no impairment specific to this loan.

The 26 other nonperforming loans are under $1.0 million each and are from a general cross-section of the loan portfolio.

The $2.9 million real estate owned property is a luxury single family home under construction in Scottsdale, Arizona. A charge-off of $385,000 was recorded on the loan that was foreclosed upon to reduce the carrying value of the property to its estimated net realizable value.

“The ongoing recession and the decreases in appraised values have caused delinquent loans and nonperforming assets to increase in the first quarter of 2009,” said Garwood. “Our strong revenue stream has allowed us to increase our loan loss allowance and record impairments and charge-offs with minimal negative impact on the Company’s overall level of capital. We continue to work diligently with borrowers to proactively identify and address difficulties as they arise, while increasing the allowance for loan losses and recording impairments as appropriate.”

Tamalpais Bancorp
Press Release
April 28, 2009

Liquidity:

Cash, equivalents, and available for sale securities totaled $72.6 million, or 10.4% of total assets, up from 9.70% of total assets as of March 31, 2008 and flat from December 31, 2008. The available-for-sale security portfolio had a net positive mark-to-market of $1.3 million as of March 31, 2009, up from $0.9 million as of December 31, 2008 and $0.7 million as of March 31, 2008.

Unused borrowing capacity at the Federal Home Loan Bank of San Francisco, the Federal Reserve Bank Discount Window, and at two correspondent banks totaled $129 million, or 18.5% of total assets.

About Tamalpais Bancorp

Tamalpais Bancorp, through its wholly owned subsidiaries Tamalpais Bank and Tamalpais Wealth Advisors, offers business and consumer banking through its seven Marin County full service branches, and wealth advisory services to high net worth families and institutional clients. The Company had $699 million in assets and $375 million in assets under management as of March 31, 2009. Shares of the Company’s common stock are traded on the NASDAQ Capital Market under the symbol TAMB.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Tamalpais Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Tamalpais Wealth Advisors. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged; (5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) decline in real estate values in the Company’s operating market areas; (7) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of the wealth advisors business; (8) changes in liquidity levels in capital markets; (9) changes in the quality or composition of Tamalpais Bank’s loan and investment portfolios; (10) changes in accounting principles, policies or guidelines; and, (11) other risks detailed in the Tamalpais Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect Tamalpais Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Tamalpais Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this report to reflect future events or developments.

Tamalpais Bancorp
Press Release
April 28, 2009

TAMALPAIS BANCORP AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,	March 31,	Percent Change vs.

	2009	2008	2008	12/31/2008	3/31/2008

	(unaudited)		(unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$7,700,078	$15,918,826	$4,068,057	-51.6%	89.3%
Federal funds sold	750	838	7,775,008	-10.5%	-100.0%

Total Cash and Cash Equivalents	7,700,828	15,919,664	11,843,065	-51.6%	-35.0%
Interest-bearing time deposits in other financial institutions	565,002	558,034	635,298	1.2%	-11.1%

Investment securities
Available-for-sale	64,301,331	56,415,727	45,900,546	14.0%	40.1%
Held-to-maturity, at cost	7,490,340	10,773,579	13,739,584	-30.5%	-45.5%
Federal Home Loan Bank restricted stock, at cost	8,652,000	8,652,000	7,561,100	0.0%	14.4%
Pacific Coast Banker’s Bank restricted stock, at cost	50,000	50,000	50,000	0.0%	0.0%
Loans receivable	590,542,995	592,543,181	502,559,173	-0.3%	17.5%
Less: Allowance for loan losses	(11,066,691)	(8,093,499)	(5,259,652)	36.7%	110.4%

	579,476,304	584,449,682	497,299,521	-0.9%	16.5%
Bank premises and equipment, net	3,768,489	3,935,230	4,466,861	-4.2%	-15.6%
Accrued interest receivable	3,866,978	3,861,854	3,374,848	0.1%	14.6%
Other real estate owned	2,914,215	417,207	—	598.5%	N/A
Cash surrender value of bank-owned life insurance	10,925,013	10,828,936	10,517,465	0.9%	3.9%
Other assets	8,946,464	7,528,303	6,304,050	18.8%	41.9%

Total Assets	$698,656,964	$703,390,216	$601,692,338	-0.7%	16.1%

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing deposits	34,626,673	33,259,929	24,264,606	4.1%	42.7%
Interest-bearing checking deposits	8,731,348	9,735,689	7,143,047	-10.3%	22.2%
Money market and saving deposits	178,815,288	156,479,340	146,923,125	14.3%	21.7%
Certificates of deposit	241,729,196	260,826,102	217,385,571	-7.3%	11.2%

Total Deposits	463,902,505	460,301,060	395,716,349	0.8%	17.2%
Federal Home Loan Bank Advances	175,085,000	183,085,000	151,085,000	-4.4%	15.9%
Long term debt	6,000,000	6,000,000	3,000,000	0.0%	100.0%
Junior Subordinated Debentures	13,403,000	13,403,000	13,403,000	0.0%	0.0%
Accrued interest payable and other liabilities	2,917,156	3,227,823	4,172,788	-9.6%	-30.1%

Total Liabilities	661,307,661	666,016,883	567,377,137	-0.7%	16.6%

Commitment and Contingencies	—	—	—	N/A	N/A

Stockholders’ Equity
Common stock, no par value; 10,000,000 shares authorized; 3,823,634 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	12,027,473	12,027,473	11,977,473	0.0%	0.4%
Paid-In-Capital	1,012,310	949,488	741,846	6.6%	36.5%
Retained earnings	23,810,655	24,082,473	21,130,786	-1.1%	12.7%
Accumulated other comprehensive income/loss	498,865	313,899	465,096	58.9%	7.3%

Total Stockholders’ Equity	37,349,303	37,373,333	34,315,201	-0.1%	8.8%

Total Liabilities and Stockholders’ Equity	$698,656,964	$703,390,216	$601,692,338	-0.7%	16.1%

Tamalpais Bancorp
Press Release
April 28, 2009

TAMALPAIS BANCORP AND SUBSIDIARIES
Consolidated Statements of Income
For the Periods Indicated

	For the Three Months Ended

	March 31,	December 31,	March 31,	Percent Change vs.

	2009	2008	2008	12/31/2008	3/31/2008

	(Unaudited)
Interest Income
Interest and fees on loans	$10,040,587	$10,287,346	$9,435,557	-2.4%	6.4%
Interest on investment securities	778,854	728,165	646,927	7.0%	20.4%
Interest on Federal funds sold	9,881	16,238	40,718	-39.1%	-75.7%
Interest on other investments	2,430	(32,266)	93,036	-107.5%	-97.4%
Interest on deposits in other financial institutions	6,968	7,034	7,911	-0.9%	-11.9%

Total Interest Income	10,838,720	11,006,517	10,224,149	-1.5%	6.0%

Interest Expense
Interest expense on deposits	2,338,323	2,685,048	3,353,822	-12.9%	-30.3%
Interest expense on borrowed funds	1,834,075	1,891,966	1,596,832	-3.1%	14.9%
Interest expense on long term debt	58,450	93,889	—	-37.7%	100.0%
Interest expense on Junior Subordinated Debentures	151,907	137,781	202,135	10.3%	-24.8%

Total Interest Expense	4,382,755	4,808,684	5,152,789	-8.9%	-14.9%

Net Interest Income Before Provision for Loan Losses	6,455,965	6,197,833	5,071,360	4.2%	27.3%
Provision for Loan Losses	3,384,000	1,594,000	345,099	112.3%	880.6%

Net Interest Income After Provision for Loan Losses	3,071,965	4,603,833	4,726,261	-33.3%	-35.0%

Noninterest Income
Gain on sale of loans, net	—	16,196	166,293	-100.0%	-100.0%
Loss on sale of securities, net	(9,643)	—	—	100.0%	100.0%
Gain on sale of other real estate owned, net	61,978	—	—	100.0%	100.0%
Loan servicing	46,849	50,233	35,759	-6.7%	31.0%
Registered Investment Advisory Services fee income	131,590	135,420	156,847	-2.8%	-16.1%
Other income	323,934	320,730	305,043	1.0%	6.2%

Total Noninterest Income	554,708	522,579	663,942	6.1%	-16.5%

Noninterest Expenses
Salaries and benefits	2,163,249	2,077,211	2,143,401	4.1%	0.9%
Occupancy	344,411	361,063	355,443	-4.6%	-3.1%
Advertising	140,662	74,029	78,345	90.0%	79.5%
Professional	183,390	287,578	110,346	-36.2%	66.2%
Data processing	135,514	186,208	120,926	-27.2%	12.1%
Equipment and depreciation	166,754	188,197	220,967	-11.4%	-24.5%
Other administrative	806,298	730,474	606,971	10.4%	32.8%

Total Noninterest Expense	3,940,278	3,904,760	3,636,399	0.9%	8.4%

Income Before Income Taxes	(313,605)	1,221,652	1,753,804	-125.7%	-117.9%
Provision for Income Taxes	(271,206)	371,924	526,481	-172.9%	-151.5%

Net (Loss) Income	$(42,399)	$849,728	$1,227,323	-105.0%	-103.5%

(Loss) Earnings Per Share
Basic	$(0.01)	$0.22	$0.32	-104.5%	-103.1%

Diluted	$(0.01)	$0.22	$0.32	-104.5%	-103.1%

Tamalpais Bancorp
Press Release
April 28, 2009

TAMALPAIS BANCORP AND SUBSIDIARIES
Selected Ratios and Other Data
Unaudited
(Dollars in Thousands Except Per Share Amounts)

	At or For the Three Months Ended

	March 31,	December 31,	March 31,
	2009	2008	2008

Profitability Ratios:
Return on average assets	-0.02%	0.49%	0.86%
Return on average equity	-0.46%	9.18%	14.64%
Net Interest Margin	3.81%	3.71%	3.71%
Efficiency ratio	56.2%	58.1%	63.4%

Other Information:
Average total assets	$708,166	$686,982	$571,956
Average interest earning assets	$686,490	$664,824	$549,722
Average equity	$36,904	$37,023	$33,542
Period Ending Shares Outstanding	3,823,634	3,823,634	3,818,284
Average Basic Shares Outstanding	3,823,634	3,823,634	3,818,284
Average Diluted Shares Outstanding	3,828,424	3,825,842	3,818,284
Book value per share	$9.77	$9.77	$8.99
Basic (loss) / earnings per share	$(0.01)	$0.22	$0.32
Diluted (loss) / earnings per share	$(0.01)	$0.22	$0.32

Tamalpais Bank Capital Ratios:
Tier 1 leverage ratio	7.78%	8.07%	8.55%
Tier 1 risk based capital ratio	9.21%	9.20%	9.26%
Total risk based capital ratio	10.47%	10.46%	10.26%

Tamalpais Bancorp
Press Release
April 28, 2009

TAMALPAIS BANCORP AND SUBSIDIARIES
Selected Loan and Asset Quality Data
Unaudited
(Dollars in Thousands Except Per Share Amounts)

	As of the Dates Indicated

	March 31,	December 31,	March 31,
	2009	2008	2008

Loan Portfolio:
One-to-four family residential	$33,022	$33,695	$17,484
Multifamily residential	171,272	171,136	142,004
Commercial real estate	313,167	322,861	278,734
Land	10,879	10,905	10,836
Construction real estate	35,306	31,077	25,689
Commercial, non real estate	22,931	18,913	23,651
Consumer loans	2,091	2,111	2,521

Total gross loans	588,668	590,698	500,919
Net deferred loan costs	1,876	1,845	1,640

Gross loans receivable	$590,544	$592,543	$502,559

Allowance for Loan Losses:
Balance, beginning of period	$8,093	$6,475	$4,915
Provisions for loan losses	3,384	1,594	345
Charge-offs	410	—	—
Recoveries	—	24	—

Net charge-offs	410	(24)	—

Balance, end of period	$11,067	$8,093	$5,260

Allowance for Loan Losses:
General allowance for loan losses	$10,408	$8,093	$5,260
Impairments of specific loans	659	—	—

Balance, end of period	$11,067	$8,093	$5,260

Nonperforming Assets:
Nonaccrual loans	$18,280	$16,758	$1,029
Restructured loans in compliance with modified terms	—	—	—

Nonperforming loans	18,280	16,758	1,029
Other real estate owned	2,914	417	—

Nonperforming assets	21,194	17,175	1,029

Asset Quality:
Allowance for loan losses / gross loans	1.87%	1.37%	1.05%
Allowance for loan losses / nonperforming loans	60.5%	48.3%	511.1%
Nonperforming loans / gross loans	3.10%	2.83%	0.20%
Nonperforming assets / total assets	3.03%	2.44%	0.17%
Net charge-offs / gross loans	0.07%	0.00%	0.00%

Tamalpais Bancorp
Press Release
April 28, 2009

TAMALPAIS BANCORP AND SUBSIDIARIES
Average Balance Sheets (Unaudited)

	For the Three Months Ended

	March 31, 2009			December 31, 2008			March 31, 2008

(dollars in thousands)	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid

Assets
Investment securities - Muni’s (1,2)	$4,970	$49	5.52%	$5,227	$51	5.47%	$6,360	$21	5.43%
Investment securities - Taxable (2)	65,007	730	4.55%	57,539	677	4.68%	48,396	626	5.20%
Other investments	11,972	2	0.07%	8,497	(32)	-1.50%	7,397	93	5.06%
Interest bearing deposits in other financial institutions	699	7	4.06%	628	7	4.43%	637	8	5.05%
Federal funds sold	13,074	10	0.31%	9,241	16	0.69%	5,230	41	3.15%
Loans (3)	590,768	10,040	6.89%	583,693	10,288	7.01%	481,702	9,435	7.88%

Total Interest Earning Assets	686,490	10,838	6.40%	664,825	11,007	6.59%	549,722	10,224	7.48%
Allowance for loan losses	(8,945)			(6,720)			(4,986)
Cash and due from banks	4,083			4,348			4,074
Net premises, furniture and equipment	3,874			4,057			4,593
Other assets	22,664			20,472			18,553

Total Assets	$708,166			$686,982			$571,956

Liabilities and Shareholders’ Equity
Interest bearing checking	$9,086	7	0.31%	$7,943	12	0.60%	$6,753	10	0.60%
Savings deposits (4)	172,262	610	1.44%	152,242	725	1.89%	140,217	917	2.63%
Time deposits	254,567	1,721	2.74%	255,167	1,948	3.04%	201,838	2,427	4.84%
Other borrowings	179,641	1,834	4.14%	180,020	1,892	4.18%	149,927	1,597	4.28%
Long term debt	6,000	58	3.92%	6,000	94	6.23%	33	—	0.00%
Junior Subordinated Debentures	13,403	152	4.60%	13,403	138	4.10%	13,403	202	6.06%

Total Interest Bearing Liabilities	634,959	4,382	2.80%	614,775	4,809	3.11%	512,171	5,153	4.05%
Noninterest deposits	33,583			31,490			22,741
Other liabilities	2,720			3,694			3,502

Total Liabilities	671,262			649,959			538,414
Shareholders’ Equity	36,904			37,023			33,542

Total Liabilities and Shareholders’ Equity	$708,166			$686,982			$571,956

Net interest income		$6,456			$6,198			$5,071

Net interest spread (5)			3.60%			3.47%			3.43%
Net interest margin (6)			3.81%			3.71%			3.71%

(1) Yields on securities and certain loans have been adjusted upward to a “fully taxable equivalent” (“FTE”) basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.
(2) The yields for securities were computed using the average amortized cost and therefore do not give effect for changes in fair value.
(3) Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses.
(4) Savings deposits include Money Market accounts.
(5) Net interest spread is the interest differential between total interest earning assets and total interest-bearing liabilities.
(6) Net interest margin is the net yield on average interest earning assets.